XCEL ENERGY INC	EXHIBIT 99.01

EXCERPTS FROM OFFERING MEMORANDUM

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This offering memorandum and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures and our ability and the ability of our subsidiaries to obtain financing on favorable terms;

•	business conditions in the energy industry;

•	competitive factors, including the extent and timing of the entry of additional competition in the markets served by us and our subsidiaries;

•	unusual weather;

•	state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates structures, and affect the speed and degree to which competition enters the electric and gas markets;

•	the higher risk associated with our nonregulated businesses compared with our regulated businesses;

•	currency translation and transaction adjustments;

•	risks associated with the California power market;

•	risks related to the financial condition of NRG Energy, Inc. and actions taken by the bankruptcy court in NRG’s bankruptcy proceeding;

•	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, including without limitation claims brought against us by creditors, shareholders or others relating to our ownership of NRG; and

•	the other risk factors discussed under “Risk Factors” or listed from time to time by us in reports filed with the SEC.

     You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business,” “Management’s Discussion and Analysis” and in “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, and in other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information.”

SUMMARY

     This summary highlights the information contained elsewhere in or incorporated by reference into this offering memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire offering memorandum and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this offering memorandum.

     In this offering memorandum, except as otherwise indicated, “Xcel Energy,” “we,” “our,” and “us” refer to Xcel Energy Inc. but not to the initial purchasers named on the front cover page of this offering memorandum. In the discussion of our business in this offering memorandum, “we,” “our” and “us” also refers to our subsidiaries.

Our Company

General

     We are a public utility holding company with six utility subsidiaries:

•	Northern States Power Company, a Minnesota corporation (“NSP-Minnesota”), which serves approximately 1.3 million electric customers and approximately 430,000 gas customers in Minnesota, North Dakota and South Dakota;

•	Public Service Company of Colorado, a Colorado corporation (“PSCo”), which serves approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado;

•	Southwestern Public Service Company, a New Mexico corporation (“SPS”), which serves approximately 390,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas;

•	Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”), which serves approximately 230,000 electric customers and approximately 90,000 gas customers in northern Wisconsin and Michigan;

•	Cheyenne Light, Fuel and Power Company, a Wyoming corporation, which serves approximately 37,000 electric customers and approximately 30,000 gas customers in and around Cheyenne, Wyoming; and

•	Black Mountain Gas Company, an Arizona corporation, which serves approximately 9,300 customers in Arizona, and which is in the process of being sold pending regulatory approval.

     Our regulated businesses also include WestGas InterState Inc., an interstate natural gas pipeline company. Prior to January 2003, our regulated businesses included Viking Gas Transmission Company.

     We also own or have an interest in a number of nonregulated businesses, the largest of which is NRG Energy, Inc. (“NRG”). NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. As discussed in more detail below, on May 14, 2003, NRG and some of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

     In addition to NRG, our nonregulated subsidiaries include:

•	Utility Engineering Corporation, which is involved in engineering, construction and design;

•	Seren Innovations, Inc., which is involved in broadband telecommunications services;

•	e prime, inc. (“e prime”), which is involved in natural gas marketing and trading,

•	Planergy International Inc., which is involved in energy management consulting and demand-side management services;

•	Eloigne Company, which is involved in acquisition of rental housing projects that qualify for low-income housing tax credits; and

•	Xcel Energy International Inc., an international independent power producer.

     We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc.

     Our principal executive offices are located at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402, and our telephone number at that location is (612) 330-5500.

Regulatory Overview

     We are registered as a holding company under the Public Utility Holding Company Act (“PUHCA”). As a result, we, our utility subsidiaries and certain of our non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA, including, among other things, our issuances and sales of securities, capital structure, acquisitions and sales of certain utility properties and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company.

     The electric and natural gas rates charged to customers of our utility subsidiaries are approved by the Federal Energy Regulatory Commission (the “FERC”) or the utility regulatory commissions in the states in which they operate. The rates are generally designed to recover plant investment, operating costs and an allowed return on investment. We request changes in rates for utility services through filings with the regulatory commissions. Because comprehensive rate changes are requested infrequently in some states, changes in operating costs can affect our financial results. In addition to changes in operating costs, other factors affecting rate filings are sales growth, conservation and demand-side management efforts, and the costs of capital.

Recent Developments

     Since mid-2002, NRG has experienced severe financial difficulties, resulting primarily from declining credit ratings and lower prices for power. These financial difficulties have caused NRG to, among other things, fail to make payments of interest and/or principal aggregating over $350 million on indebtedness of over $10 billion outstanding and incur asset impairment charges and other costs in excess of $3 billion. These asset impairment charges are related to write-offs for anticipated losses on sales of several projects as well as anticipated losses related to projects for which NRG has stopped funding.

     On March 26, 2003, our board of directors approved a tentative settlement with holders of most of NRG’s long-term notes and the steering committee representing NRG’s bank lenders regarding alleged claims of such creditors against us, including claims related to the support and capital subscription agreement between us and NRG dated May 29, 2002 (the “Support Agreement”). The settlement is subject to a variety of conditions as set forth below, including definitive documentation. The principal terms of the settlement were as follows:

We would pay up to $752 million to NRG to settle claims of NRG against us, including all claims under the Support Agreement, and claims of NRG creditors who elect to release us under the NRG plan of reorganization described below.

$350 million would be paid at or shortly following the consummation of a restructuring of NRG’s debt through a bankruptcy proceeding. It is expected that this payment would be made prior to year-end 2003. $50 million is expected to be paid on January 1, 2004, and all or any part of such payment could be made, at our election, in our common stock. Up to $352 million would be paid on April 30, 2004, except to the extent that we had not received at such time tax refunds equal to $352 million associated with the loss on our investment in NRG. To the extent we had not received such refunds, the April 30 payment would be due on May 30, 2004.

$390 million of our payments are contingent on receiving releases from NRG creditors. To the extent we do not receive a release from an NRG creditor, our obligation to make $390 million of the payments would be reduced based on the amount of the creditor’s claim against NRG. As noted below, however, the entire settlement is contingent upon us receiving releases from at least 85 percent of the unsecured claims held by NRG creditors (including releases from 100 percent of NRG’s bank creditors). As a result, it is not expected that our payment obligations would be reduced by more than approximately $60 million. Any reduction would come from our payment due on April 30, 2004.

Upon the consummation of NRG’s debt restructuring through a bankruptcy proceeding, our exposure on any guaranties or indemnities or other credit support obligations incurred by us for the benefit of NRG or any of NRG’s subsidiaries would be terminated and any cash collateral posted by us would be returned. As of March 31, 2003, the maximum amount stated in our guarantees of obligations of NRG and its subsidiaries was approximately $213 million and our actual aggregate exposure on guarantees of obligations of NRG and its subsidiaries as of March 31, 2003 was approximately $74 million, which amount will vary over time. As of March 31, 2003, we had provided indemnities to sureties in respect of bonds for the benefit of NRG and its subsidiaries in an aggregate amount of approximately $17.5 million. As of May 31, 2003, the amount of cash collateral posted by us was approximately $11.5 million.

As part of the settlement with us, any intercompany claims of us against NRG or any subsidiary arising from the provision of intercompany goods or services will be paid in full in cash in the ordinary course and reimbursement with respect to any guarantees we honor prior to effectiveness of the plan of reorganization will be paid in cash on the effective date of the plan of reorganization except that the agreed amount of such intercompany claims as of January 31, 2003 will be reduced from approximately $32 million as asserted by us to $10 million. The $10 million agreed amount is to be paid upon the effective date of the NRG plan of reorganization, with an unsecured promissory note of NRG in the principal amount of $10 million.

NRG and its direct and indirect subsidiaries would not be reconsolidated with us or any of our other affiliates for tax purposes at any time after their March 2001 deconsolidation or treated as party to or otherwise entitled to the benefits of any existing tax sharing agreement with us. However, NRG and certain subsidiaries would continue to be treated as they were under our December 2000 tax allocation agreement to the extent they remain part of a consolidated or combined state tax group that includes us. Under the settlement, NRG would not be entitled to any tax benefit associated with the tax loss we expect to recognize as a result of the cancellation of our stock in NRG on the effective date of the NRG plan of reorganization.

     On May 14, 2003, NRG and certain of NRG’s U.S. affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. Neither we nor any of our other subsidiaries were included in the filing. NRG’s plan of reorganization filed with the U.S. Bankruptcy Court for the Southern District of New York incorporates the terms of an overall settlement (based on the settlement discussed above) among NRG, us and NRG’s major creditor constituencies that provides for payments by us to NRG, and that NRG will pay in turn to its creditors, of up to $752 million.

     A plan support agreement reflecting the settlement has been signed by us, holders of approximately 40% in principal amount of NRG’s long-term notes and bonds along with two NRG banks who serve as co-chairs of the global steering committee for the NRG bank lenders. This agreement will become effective upon execution by holders of approximately an additional ten percent in principal amount of NRG’s long-term notes and bonds and by a majority of NRG bank lenders representing at least two-thirds in principal amount of NRG’s bank debt.

     Consummation of the settlement is contingent upon, among other things, the following:

(i)	The effective date of the NRG plan of reorganization occurring on or prior to December 15, 2003;

(ii)	The final plan of reorganization approved by the bankruptcy court and related documents containing terms satisfactory to us, NRG and various groups of the NRG creditors;

(iii)	The receipt of releases in our favor from holders of at least 85 percent of the unsecured claims held by NRG’s creditors (including releases from 100 percent of NRG’s bank creditors); and

(iv)	Our receipt of all necessary regulatory and other approvals.

     Since many of these conditions to the effectiveness of the NRG plan of reorganization and the consummation of the settlement are not within our control, we cannot state with certainty that NRG’s plan of reorganization, in the form filed with the bankruptcy court, will be confirmed or that the settlement will be effectuated. Nevertheless, our management is optimistic at this time that the settlement will be implemented. Our management also believes that any effort to substantively consolidate Xcel Energy’s assets and liabilities with those of NRG during the bankruptcy proceedings would be without merit.

Summary Historical Financial Data

     The following tables present our summary consolidated historical financial data. The data presented in these tables are from “Selected Consolidated Financial Data,” included elsewhere in this offering memorandum. You should read that section for a further explanation of the consolidated financial data summarized here. You should also read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis” contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, and our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, which we incorporate by reference in this offering memorandum. See “Where You Can Find More Information.” The historical financial information may not be indicative of our future performance.

	Three months ended March 31,		Year ended December 31,

	2003	2002	2002(1)	2001	2000

	(Thousands of dollars)
Consolidated Statement of Operations Data:
Operating revenue	$2,720,352	$2,370,584	$9,524,372	$11,333,422	$9,223,466
Operating (loss) income	$307,574	$298,976	$(1,432,333)	$1,858,147	$1,479,199
Interest charges and financing costs	$294,845	$198,305	$918,080	$766,776	$652,973
Income (loss) from continuing operations	$(72,169)	$93,929	$(1,661,370)	$737,687	$513,782
Net (loss) income	$140,012	$103,504	$(2,217,991)	$794,966	$526,828

March 31, 2003 (2)

(Thousands of dollars)
Consolidated Balance Sheet Data:
Total assets	$27,771,878
Short-term debt (including current maturities) (3)	$9,028,138
Long-term debt (3)	$6,606,704
Total debt	$15,634,842
Minority interest	$35,615
Mandatorily redeemable preferred securities of subsidiary trusts	$494,000
Preferred stockholders’ equity	$105,320
Common stockholders’ equity	$4,764,480
Total capitalization (includes short-term debt and minority interests)	$21,034,257

(1)	Results for 2002 include two significant items which are described further in our Form 10-K for the year ended December 31, 2002: (a) impairment charges and disposal losses (excluding discontinued operations) related to NRG’s long-lived assets and equity investments, which reduced operating income by $2.7 billion and net income by $2.6 billion; and (b) income tax benefits related to our investment in NRG which increased net income by $706 million.

(2)	Actual capitalization amounts are as reported in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, which includes reclassification of certain discontinued operations of NRG. The components of such discontinued operations are segregated on the balance sheet, outside of apparent capitalization components. As a result, $82.1 million of short-term debt is reported as current liabilities held for sale, and $0.6 million of long-term debt are noncurrent liabilities held for sale.

(3)	Based on the defaults under certain NRG debt agreements, and NRG’s lenders having the ability to call such debt within twelve months of March 31, 2003, the majority of NRG’s long-term debt has been reclassified to current as of that date.

Summary Pro Forma Financial Data

     As discussed under the caption “Summary — Our Company — Recent Developments”, on May 14, 2003 NRG filed for bankruptcy protection. This bankruptcy filing will change our accounting for NRG from consolidated reporting to the equity method. The following pro forma financial information reflects adjustments to report NRG on the equity method for the year ended December 31, 2002 and for the three months ended March 31, 2003 and March 31, 2002. See “Unaudited Consolidated Pro forma Financial Information” included in this offering memorandum for additional information on the pro forma adjustments made, and a reconciliation of historical financial data to pro forma amounts.

	Three months ended		Year ended
	March 31,		December 31,
	2003(1)	2002(1)	2002(1)

	(Thousands of dollars)		(Thousands of dollars)
Consolidated Statement of Operations Data:
Operating revenue	$2,141,083	$1,887,815	$7,243,223
Operating income	306,749	259,617	1,155,683
Equity in losses of NRG	(12,632)	(26,463)	(3,464,282)
Interest charges and financing costs	115,301	84,947	424,124
Income (loss) from continuing operations	119,013	103,504	(2,217,991)

	March 31, 2003(2)	December 31, 2002(2)

	(Thousands of dollars)	(Thousands of dollars)
Consolidated Balance Sheet Data:
Total assets	$17,530,292	$16,347,781
Short-term debt (including current maturities)	1,002,601	1,074,922
Long-term debt	5,423,588	5,357,618
Total debt	6,426,189	6,432,540
NRG losses in excess of investment	691,129	634,000
Minority interest	5,800	4,922
Mandatorily redeemable preferred securities of subsidiary trusts	494,000	494,000
Preferred stockholders’ equity	105,320	105,320
Common stockholders’ equity	4,764,480	4,664,984
Total capitalization (includes short-term debt and minority interests, but excludes NRG losses in excess of investment)	11,795,789	11,701,766

(1)	Individual revenue and expense items exclude the results of NRG (a loss of $13 million, $26 million and $3.5 billion for the three months ended March 31, 2003 and 2002 and the year ended December 31, 2002, respectively), which are reported under the equity method as a single loss item, Equity in Losses of NRG.

(2)	Individual asset and liability amounts exclude NRG amounts, which are reported under the equity method as a single current liability item, NRG Losses in Excess of Investment.

RISK FACTORS

     You should carefully consider the risks described below as well as any cautionary language or other information contained in this offering memorandum or incorporated by reference before buying notes in this offering. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Risks Related to Our Ownership of NRG

Our subsidiary, NRG, is in default under its debt obligations and, along with many of its subsidiaries, has filed a voluntary petition for protection under the bankruptcy laws. The creditors of NRG and its subsidiaries could attempt to make claims against us, including claims to substantively consolidate our assets and liabilities with those of NRG or its subsidiaries and claims under piercing the corporate veil, alter ego, control person and related theories. These claims, if successful, would have a material adverse effect on our financial condition and liquidity, and on our ability to make payments on the notes.

     Since mid-2002, NRG has experienced severe financial difficulties, resulting primarily from declining credit ratings and lower prices for power. These financial difficulties have caused NRG to, among other things, fail to make payments of interest and/or principal aggregating over $350 million on indebtedness of over $10 billion outstanding and incur asset impairment charges and other costs in excess of $3 billion. These asset impairment charges are related to write-offs for anticipated losses on sales of several projects as well as anticipated losses related to projects for which NRG has stopped funding.

     On March 26, 2003, our board of directors approved a tentative settlement with holders of most of NRG’s long-term notes and the steering committee representing NRG’s bank lenders regarding alleged claims of such creditors against us, including claims related to the support and capital subscription agreement between us and NRG dated May 29, 2002 (the “Support Agreement”). Under the terms of the tentative settlement which is described in more detail elsewhere in this offering memorandum, we would pay up to $752 million to NRG to settle claims of NRG against us, including all claims under the Support Agreement, claims of NRG creditors who elect to release us under the NRG plan of reorganization and any potential claims against us for fraudulent transfer, breach of fiduciary duty, payments made by NRG to us, any veil piercing, alter ego or control person claims, unjust enrichment, fraud, misrepresentations and violations of state or federal securities laws.

     On May 14, 2003, NRG and certain of NRG’s U.S. affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. Neither we nor any of our other subsidiaries were included in the filing. NRG’s plan of reorganization filed with the U.S. Bankruptcy Court for the Southern District of New York incorporates the terms of an overall settlement (based on the settlement discussed above) among NRG, us and NRG’s major creditor constituencies that provides for payments by us to NRG, and that NRG will pay in turn to its creditors, of up to $752 million.

     A plan support agreement reflecting this overall settlement has been signed by us, holders of approximately 40% in principal amount of NRG’s long-term notes and bonds along with two NRG banks who serve as co-chairs of the global steering committee for the NRG bank lenders. This agreement will become effective upon execution by holders of approximately an additional ten percent in principal amount of NRG’s long-term notes and bonds and by a majority of NRG bank lenders representing at least two-thirds in principal amount of NRG’s bank debt. The terms of the plan support agreement with NRG’s major creditors are basically the same as the March 26, 2003 tentative settlement discussed above. For additional information regarding the settlement, see our discussion under the caption “Summary — Our Company — Recent Developments”.

     The NRG plan of reorganization provides that NRG, certain of its direct and indirect majority-owned subsidiaries and, to the maximum extent permitted by law, each creditor of NRG would be deemed to have released Xcel Energy, as of the effective date of the plan of reorganization, from claims against us related to NRG or the NRG bankruptcy, whether or not such creditor has participated in or voted in favor of the plan of reorganization or provided us with a release. However, it is not certain that the bankruptcy court will approve the deemed release by those NRG subsidiaries and NRG creditors that do not voluntarily release us. Moreover, NRG’s plan of reorganization, which also incorporates the terms of the overall settlement, might not be confirmed by the bankruptcy court in the form originally filed with the bankruptcy court. Because many of the conditions to the overall settlement, and ultimately confirmation of the entire plan of reorganization, are not within our control, the settlement may not be effectuated in a timely manner, or at all. If the settlement is not effectuated, our potential exposure to NRG and its creditors could exceed $752 million.

     If the settlement is not effectuated in the NRG bankruptcy proceeding, NRG or its creditors could seek to substantively consolidate us with NRG or could assert other claims against us under piercing the corporate veil, alter ego, control person or other related theories. Even if the settlement is effectuated, those creditors of NRG who did not release us could seek to substantively consolidate us with NRG or could assert other claims against us under piercing the corporate veil, alter ego, control person or other related theories.

     The equitable doctrine of substantive consolidation would permit a bankruptcy court to disregard the separateness of related entities, such as NRG and us, and to consolidate and pool the entities’ assets and liabilities and treat them as though held and incurred by one entity where the interrelationship among the entities warrants such consolidation. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of assets and liabilities of a debtor with one or more of its debtor affiliates or, in very rare circumstances, non-debtor affiliates, solely for the purposes of the bankruptcy case, including treatment under a reorganization plan. The practice of substantive consolidation is not expressly authorized under the Bankruptcy Code and there are no definitive rules as to when a court will order substantive consolidation. Courts agree, however, that substantive consolidation should be invoked sparingly. A court’s decision whether to order substantive consolidation turns primarily on the facts of the case.

     Circumstances that courts have generally considered in determining whether to substantively consolidate the assets and liabilities of a debtor and one or more of its affiliated entities in cases under the Bankruptcy Code include: (a) whether such entities operate independently of one another; (b) whether corporate or other applicable organizational formalities are observed in the operation of such entities; (c) whether the assets of such entities are kept separate and whether records are kept that permit the segregation of the assets and liabilities of such entities; (d) whether such entities hold themselves out to the public as separate entities; (e) whether such entities have maintained separate financial statements; (f) whether such entities have made intercompany guarantees on loans; (g) whether such entities share common officers, directors or employees; (h) whether the creditors have relied on the financial condition of an entity separately from the financial condition of the entity proposed to be consolidated in extending credit; (i) whether the consolidation of, or the failure to consolidate, the assets and liabilities of such entities will result in unfairness to creditors; and (j) whether consolidation of such entities will adversely impact the chances of a successful reorganization.

     If NRG or its creditors were to assert claims of substantive consolidation, or piercing the corporate veil, alter ego, control person or related theories, in an NRG bankruptcy proceeding, the bankruptcy court could resolve the issue in a manner adverse to us, thus making our assets available to satisfy NRG’s obligations. One of the creditors of an NRG project that filed involuntary bankruptcy proceedings against that project included claims against NRG and has separately made claims against us relating to that project. Other creditors of NRG projects also have threatened, or may threaten, to make similar or other substantial claims against us based on our control of NRG. If a bankruptcy court were to allow substantive consolidation of us with NRG, or if another court were to allow other related claims against us, it could have a material adverse effect on us and on our ability to make payments on our obligations, including the notes, and could ultimately cause us to seek to restructure under the protection of the bankruptcy laws.

If we incur significant liabilities relating to NRG, we may not have sufficient resources to satisfy those claims, and it could adversely affect our ability to make payments on the notes.

     As discussed above, the bankruptcy court may substantively consolidate us with NRG and make our assets available to satisfy NRG’s obligations. Also as discussed above, the overall settlement among us, NRG and NRG’s major creditors may not be effectuated.

     Even without substantive consolidation, however, we have certain other potential exposures to claims relating to NRG. In May 2002, we entered into a Support Agreement pursuant to which we agreed to provide up to $300 million to NRG under certain circumstances. As discussed above, we have entered into a settlement with NRG and various NRG credit constituencies pursuant to which we have agreed to pay up to $752 million to settle claims of NRG against us, including under the Support Agreement, and claims of NRG creditors who elect to release us under the NRG plan of reorganization. We may be required to provide NRG with these funds.

     We have also provided various guarantees and bond indemnities supporting certain of NRG’s and its subsidiaries’ obligations, guaranteeing the payment or performance under specified agreements or transactions of NRG. As a result, our exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of our guarantees limit our exposure to a maximum amount stated in the guarantees. As of March 31, 2003, the maximum amount stated in our guarantees of obligations of NRG and its subsidiaries was approximately $213 million and our actual aggregate exposure on guarantees of obligations of NRG and its subsidiaries at March 31, 2003 was approximately $74 million, which amount will vary over time. As of March 31, 2003, we had provided indemnities to sureties in respect of bonds for the benefit of NRG and its subsidiaries in an aggregate amount of approximately $17.5 million.

     Even without substantive consolidation, we may also have additional potential exposure to certain liabilities relating to employee benefit plans maintained for the benefit of the employees of NRG:

•	Eligible current or former NRG employees participate in one of our qualified defined benefit pension plans, with the result that our plan is liable for past and future accruals for these employees. As part of the settlement discussed above, we have proposed to maintain the NRG benefit formulas for NRG employees in our pension plan until the effective date of the NRG plan of reorganization. Following the effective date, NRG employees would stop actively participating and their benefits would generally be frozen and would remain obligations of us and our pension plan.

•	Some current or former NRG employees participate in non-qualified deferred compensation plans that we or other subsidiaries, including NRG, maintain. To the extent NRG fails to pay benefits accrued by its current or former employees under these plans, such employees may seek payment from us. If we are found liable for such payment, it could be material. As part of the settlement discussed above, we would maintain responsibility for only those portions of the benefits under such plans that are legally allocable to us by virtue of prior service by those employees as Xcel Energy or Northern States Power Company employees, which portions will be determined by NRG and Xcel Energy prior to the effective date of the NRG plan of reorganization.

•	We have provided guarantees for specified NRG severance and employment payments. Benefits that we may be required to pay NRG current or former employees pursuant to these arrangements could, in the aggregate, be material if NRG were unable to pay them when due.

•	NRG maintains a long-term incentive plan under which options for 2,914,839 of our shares are outstanding. Such options, which have a weighted average exercise price of $29.80, would become fully exercisable if a change of control (as defined in the plan) of NRG were to occur during or following bankruptcy proceedings.

•	NRG participates in a multiemployer pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to certain employees covered by collective bargaining agreements. If NRG were to withdraw from this plan in a complete or partial withdrawal while it was a member of our controlled group within the meaning of ERISA (generally, subsidiaries of which we own directly or indirectly at least 80%), we would be liable under ERISA for any portion of the resulting withdrawal liability imposed under Title IV of ERISA that NRG is unable to pay. If such withdrawal were to occur now, our withdrawal liability may be material.

     In addition, we may incur liability for certain tax obligations of NRG. Under regulations issued by the U.S. Department of the Treasury, each member of a consolidated group during any part of a consolidated federal income tax return year is severally liable for the tax obligation of the entire consolidated group for that year. NRG was a member of our consolidated group before March 2001. While NRG may be eligible for re-inclusion in our consolidated group as of June 2002, as part of the overall settlement with us included in NRG’s plan of reorganization,

NRG would not be reconsolidated. If the IRS determines that NRG owes additional taxes and NRG does not pay them, the IRS would look to one or more members of the consolidated group, including us, for taxes owed by NRG for tax periods when NRG was a member of the consolidated group. Under a tax matters agreement to be entered into as part of the settlement, NRG would be obligated to reimburse us for any NRG taxes collected by the IRS.

     If the settlement is not effectuated, NRG could seek to require that we reconsolidate it and its subsidiaries as of June 2002. If NRG were successful, the tax rules would probably prevent us from claiming a worthless stock deduction with respect to our investment in NRG. We could also be required to make certain payments to NRG under our December 2000 tax allocation agreement, which sets forth the rights and responsibilities of the members of our consolidated tax group. While any payments pursuant to that agreement would be funded by tax savings we would realize from the use of NRG’s losses, our inability to claim a worthless stock deduction with respect to a reconsolidated NRG could have a material adverse effect on our business, financial condition or results of operations.

     We may not have access to adequate funds in the event that we are substantively consolidated with NRG or we incur other significant liabilities relating to NRG. If these events were to occur, it would adversely affect our ability to make payments on the notes and you could risk the loss of your entire investment.

Recent and ongoing lawsuits relating to our ownership of NRG could impair our profitability and liquidity and could divert the attention of our management.

     On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of our common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, our Chairman, President and Chief Executive officer; Edward J. McIntyre, our former Vice President and Chief Financial Officer; and James J. Howard, our former Chairman, as defendants. Among other things, the complaint alleged violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades, the existence of cross-default provisions in our and NRG’s credit agreements with lenders, NRG’s liquidity and credit status, the supposed risks to our credit rating and the status of our internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, several additional lawsuits were filed with similar allegations, one of which added claims on behalf of a purported class of purchasers of two series of NRG Senior Notes issued by NRG in January 2001. The cases have all been consolidated, and a consolidated amended complaint has been filed. The amended complaint charges false and misleading disclosures concerning “round trip” energy trades and the existence of provisions in our credit agreements with lenders for cross-defaults in the event of a default by NRG; it adds as additional defendants Gary R. Johnson, our Vice President and General Counsel, Richard C. Kelly, our Vice President and Chief Financial Officer, two former executive officers of NRG (David H. Peterson, Leonard A. Bluhm) and one current executive officer of NRG (William T. Pieper) and a former independent director of NRG (Luella G. Goldberg); and it adds claims of false and misleading disclosures (also regarding “round trip” trades and the cross-defaults provisions) under Section 11 of the Securities Act. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on our behalf, against our directors and certain present and former officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the state trial court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, complaints have been filed against us, certain of our present and former officers and directors and the members of our board of directors in the United States District Court for the District of Colorado under the Employee Retirement Income Security Act by participants in our 401(k) plan and ESOP plan, alleging breach of fiduciary duty in allowing or encouraging purchase, contribution and/or retention of our common stock in the plans, and misleading statements and omissions in that regard, and purporting to represent classes from as early as September 23, 1999 forward. We have filed motions to dismiss the claims in each of these matters. None of the motions has yet been ruled upon.

     On February 26, 2003, Fortistar Capital, Inc. and Fortistar Methane, LLC (together, “Fortistar”) filed a $1 billion lawsuit in the Federal District Court for the Northern District of New York against us and five former employees of NRG and NEO Corp., a subsidiary of NRG. In the lawsuit, Fortistar claims that the defendants violated the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and committed fraud by engaging in a pattern of negotiating and executing agreements “they intended not to comply with” and “made false statements later to conceal their fraudulent promises.” The allegations against us are, for the most part, limited to purported activities related to the contract for NRG’s Pike Energy power facility in Mississippi and statements related to an “equity infusion” into NRG by us. The plaintiffs allege damages of some $350 million and also assert entitlement to a trebling of these damages under the provisions of RICO. The present and former NRG and NEO Corp. officers and employees have requested indemnity from NRG and NRG is now examining these requests. We cannot at this time estimate the likelihood of an unfavorable outcome to the defendants in this lawsuit.

     On October 17, 2002, Stone & Webster, Inc. and Shaw Constructors, Inc. filed an action in the United States District Court in Mississippi against us; Wayne H. Brunetti, Chairman, President and Chief Executive Officer; Richard C. Kelly, Vice President and Chief Financial Officer; NRG and certain NRG subsidiaries. Plaintiffs allege they had a contract with a single purpose NRG subsidiary for construction of a power generation facility, which was abandoned before completion but after substantial sums had been spent by plaintiffs. They allege breach of contract, breach of an NRG guarantee, breach of fiduciary duty, tortious interference with contract, detrimental reliance, misrepresentation, conspiracy, and aiding and abetting, and seek to impose alter ego liability on defendants other than the contracting NRG subsidiary through piercing the corporate veil. The complaint seeks compensatory damages of at least $130 million plus demobilization and cancellation costs and punitive damages at least treble the compensatory damages.

     If any one or a combination of these cases or other similar claims result in a substantial monetary judgment against us or are settled on unfavorable terms, our results of operations and liquidity could be materially adversely affected.

Defaults at additional NRG projects could cause us to recognize significant additional losses and write-downs.

     Given the changing business conditions for NRG and the resolution of its plan of reorganization, additional asset impairments may be recorded by NRG in periods subsequent to March 31, 2003. We are unable at this time to determine the possible magnitude of any additional NRG asset impairments, but they could be material.

Risks related to our Liquidity and Access to the Capital Markets

In 2002, our credit ratings were lowered and could be further lowered in the future. If this were to occur, our access to capital would be negatively affected and the value of the notes could decline.

     Since mid-2000, our credit ratings and access to the capital markets have been significantly and negatively affected, and may be further affected in the future. As of May 31, 2003, our senior unsecured debt was rated “BBB–” (CreditWatch positive) by Standard & Poor’s and “Baa3” (stable outlook) by Moody’s. Standard & Poor’s short-term rating on our commercial paper is “A-2.” Our commercial paper is rated “not prime” by Moody’s. Any further downgrade of our debt securities would increase our cost of capital and impair our access to the capital markets. This could adversely affect our financial condition and results of operations.

     As of March 31, 2003, we had no commercial paper outstanding and had borrowings of approximately $400 million under our five-year credit facility, which matures in November 2005.

     Our cost of new borrowings to replace our commercial paper could be greater than the historical cost of our commercial paper. As a result of our loss of access to the commercial paper market and the current lack of additional capacity under our credit facility, we are more dependent upon accessing the capital markets. Access to the capital markets on favorable terms will be impacted by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

     Our current ratings or those of our affiliates may not remain in effect for any given period of time and a rating may be lowered or withdrawn entirely by a rating agency. In particular, under the current rating methodology used by Standard & Poor’s, our ratings could be changed to reflect a change in credit ratings of any of our affiliates. Further, adverse developments related to the NRG bankruptcy case, particularly as they might affect us, could have an adverse effect on our credit ratings and therefore our liquidity. Any lowering of the rating of the notes offered hereby would likely reduce the value of the notes.

     We provide various guarantees and bond indemnities supporting some of our subsidiaries by guaranteeing the payment or performance by those subsidiaries of specified agreements or transactions. Our exposure under the guarantees is based upon the net liability of the relevant subsidiary under the specified agreements or transactions. The majority of our guarantees limit our exposure to a maximum amount that is stated in the guarantees. As of March 31, 2003, we had guarantees outstanding with a maximum stated amount of approximately $789 million and actual aggregate exposure of approximately $150 million, which amount will vary over time. We have provided indemnities to sureties in respect of bonds for the benefit of our subsidiaries. The total amount of bonds with this indemnity outstanding as of March 31, 2003 was approximately $343 million, of which $17.5 million relates to NRG and its subsidiaries.

     If either Standard & Poor’s or Moody’s were to downgrade our credit rating below investment grade, we may be required to provide credit enhancement in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures. If both Standard & Poor’s and Moody’s were to downgrade our debt securities below investment grade, it would restrict our ability to issue long-term debt securities. See “— We are subject to regulatory restrictions on accessing capital.”

     Any such downgrading of our ratings would increase our cost of capital, impair our access to the capital markets and adversely affect our liquidity position.

Our reduced access to sources of liquidity may increase our cost of capital and our dependence on bank lenders and external capital markets.

     Historically, we have relied on bank lines of credit, the commercial paper market and dividends from our regulated utility subsidiaries to meet our cash requirements, including dividend payments to our shareholders, and the short-term liquidity requirements of our business. Given the recent events at NRG discussed previously and our current short-term ratings, however, we may not have access to the commercial paper market.

     Our ability to obtain bank financing on favorable terms could limit our ability to contribute equity or make loans to our subsidiaries, including our regulated utilities, and may cause us to seek alternative sources of funds to meet temporary cash needs.

     Furthermore, until the issues related to NRG are resolved, our access to the capital markets may be constrained. Access to the capital markets and our cost of capital will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

     Our utility subsidiaries also rely on accessing the capital markets to support their capital expenditure programs and other capital requirements to maintain and build their utility infrastructure and comply with future requirements such as installing emission-control equipment. The ability of our utility subsidiaries to access the capital markets also has been negatively impacted by events at NRG.

We must rely on cash from our subsidiaries to make debt payments.

     We are a holding company and thus our investments in our subsidiaries are our primary assets. Substantially all of our operations are conducted by our subsidiaries. Consequently, our operating cash flow and our ability to service our indebtedness, including the notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the notes or to make any funds available for that purpose, whether by dividends or otherwise. In addition, each subsidiary’s ability to pay dividends to us depends on any statutory and/or contractual restrictions that may be applicable to such subsidiary, which may include requirements to maintain minimum levels of working capital and other assets.

     As discussed above, our utility subsidiaries are regulated by various state utility commissions which generally possess broad powers to ensure that the needs of the utility customers are being met. To the extent that the state commissions attempt to impose restrictions on the ability of our utility subsidiaries to pay dividends to us, it could adversely affect our ability to make payments on the notes or otherwise meet our financial obligations.

We are subject to regulatory restrictions on accessing capital.

     We are a public utility holding company registered with the SEC under PUHCA. PUHCA contains limitations on the ability of registered holding companies and certain of their subsidiaries to issue securities. Such registered holding companies and subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC.

     Because the exemptions available to us are limited, we sought and received financing authority from the SEC under PUHCA for various financing arrangements. Our financing authority permits us, subject to satisfaction of certain conditions, to issue through September 30, 2003 up to $2 billion of common stock and long-term debt and $1.5 billion of short-term debt at the holding company level. Upon consummation of this offering, we will have issued $2 billion of long-term debt and common stock. Consequently, absent further authorization from the SEC under PUHCA, we will not be able to issue any additional common stock (other than through benefit plans or dividend reinvestment) or long-term debt. We have no short-term debt outstanding at the holding company level. We will seek either new financing authority or to extend our current financing authority at the appropriate time.

     One of the conditions of our original financing order was that our ratio of common equity to total capitalization, on a consolidated basis, be at least 30 percent. During 2002, we were required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s canceling or deferring the funding of certain projects under construction, and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, our common equity ratio fell below 30 percent. As of March 31, 2003 and taking into account the effects of the deconsolidation of NRG following its bankruptcy filing (see “Pro Forma Financial Information” below), our common equity ratio was at least 40%.

     Another condition of our financing order is that our long-term debt securities be rated investment grade by at least one nationally recognized rating agency. As of May 31, 2003, our senior unsecured debt was rated “BBB—” (CreditWatch positive) by Standard & Poor’s and “Baa3” (stable outlook) by Moody’s.

     On December 20, 2002, we filed a revised request with the SEC seeking additional financing authorization to conduct our business as proposed during 2003. We are seeking an increase of $500 million in the amount of long-term debt and common equity we are authorized to issue from $2.0 billion to $2.5 billion. In addition, we proposed that our common equity, as reflected on our most recent Form 10-K or Form 10-Q and as adjusted to reflect subsequent events that affect capitalization, will be at least 30 percent of total consolidated capitalization, provided that in the event that we do not satisfy the 30 percent common equity standard, we may issue common stock. We further asked the SEC to reserve jurisdiction over the authorization for us and our subsidiaries to engage in any other financing transactions authorized under current SEC orders and in the instant request at a time that we do not satisfy the 30 percent common equity standard. We also requested that the SEC permit us to pay up to $260 million of dividends out of capital and unearned surplus in the event we cease to have retained earnings. The amount of dividends that we can pay is limited by PUHCA, in that we may not pay dividends out of capital or unearned surplus without approval of the SEC. On May 29, 2003, we received approval to pay up to $152 million of dividends out of capital and unearned surplus, but the SEC reserved jurisdiction over our request for additional financing authority.

     It is possible that we may be required to recognize further losses at NRG and that our common equity ratio may fall below the 30 percent level. If that occurs and we are unable to obtain additional relief from the SEC, we may not be able to issue securities, which could have a material adverse effect on our ability to make payments on the notes and otherwise meet our capital and other needs.

     For additional information regarding our liquidity and capital resources, and the effect that the recent reductions in our credit ratings have had on our access to capital, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

Risks Associated with Our Business

There may be changes in the regulatory environment that impair our ability to recover costs from our customers.

     We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where our utility subsidiaries operate regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers.

     In light of the recent credit and liquidity events regarding NRG, we face enhanced scrutiny from our state regulators. On August 8, 2002, the MPUC asked for information related to the impact of NRG’s financial circumstances on NSP-Minnesota. Subsequent to that date, several newspaper articles alleged concern about the reporting of service quality data and NSP-Minnesota’s overall maintenance practices. In an order dated October 22, 2002, the MPUC opened an investigation into the accuracy of NSP-Minnesota’s reliability records and to allow for further review of its maintenance and other service quality measures. The Minnesota Department of Commerce and Office of Attorney General have begun an investigation of these issues. There is no scheduled date for completion of these investigations. These investigations, and any attendant remedial actions, may materially and adversely affect the financial position and results of operations of NSP-Minnesota.

     The Public Service Commission of the State of Wisconsin and the Public Utilities Commission of the State of Colorado (the “CPUC”) have also asked for information related to the impact of NRG’s financial circumstances on NSP-Wisconsin and PSCo, respectively. Neither commission has begun a formal investigation.

     The events relating to NRG could also negatively impact the positions taken by the CPUC in PSCo’s pending and future rate proceedings, which could result in reduced recovery of our costs.

     As a result of the energy crisis in California and the financial troubles at a number of energy companies, including the financial challenges of NRG, the regulatory environments in which we operate have received an increased amount of public attention. The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. Although we believe that the current regulatory environment applicable to our business would permit us to recover the costs of our utility services, it is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. We may be asked to ensure that our ratepayers are not harmed as a result of the credit and liquidity events at NRG. The state utility commissions also may seek to impose restrictions on the ability of our utility subsidiaries to pay dividends to us. If successful, this could materially and adversely affect our ability to meet our financial obligations, including making payments on the notes.

     As discussed above, our system also is subject to the jurisdiction of the SEC under PUHCA, which imposes a number of restrictions on the operations of registered holding company systems. These restrictions include, subject to certain exceptions, a requirement that the SEC approve securities issuances, payments of dividends out of capital or unearned surplus, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like us to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

     The FERC has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce, hydro facility licensing and certain other activities of our utility subsidiaries. Federal, state and local agencies also have jurisdiction over many of our other activities.

     We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations and hence could materially and adversely affect our ability to meet our financial obligations, including making payments on the notes.

We are subject to commodity price risk, credit risk and other risks associated with energy markets.

     We are exposed to market and credit risks in our generation, retail distribution and energy trading operations. To minimize the risk of market price and volume fluctuations, we enter into physical and financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, distillate fuel oil, electricity and coal, and emission allowances. However, physical and financial derivative instrument contracts do not completely eliminate risks, including commodity price changes, market supply shortages, credit risk and interest rate changes. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

     Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses.

     We mark our energy trading portfolio to estimated fair market value on a daily basis (mark-to-market accounting), which causes earnings variability. Quoted market prices are utilized in determining the value of electric energy, natural gas and related derivative commodity instruments. For longer-term positions, which are limited to a maximum of eighteen months, and certain short-term positions for which market prices are not available, we utilize models based on forward price curves. These models incorporate estimates and assumptions as to a variety of factors such as pricing relationships between various energy commodities and geographic locations. Actual experience can vary significantly from these estimates and assumptions.

We may be subject to enhanced scrutiny and potential liabilities as a result of our trading operations.

     On May 8, 2002, in response to disclosure by Enron Corporation of certain trading strategies used in 2000 and 2001 that may have violated market rules, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, to respond to data requests, including requests about the use of certain trading strategies. On May 22, 2002, we reported to the FERC that we had not engaged directly in the trading strategies identified in the May 8th inquiry. However, we reported that at times during 2000 and 2001, our regulated operations did sell energy to another energy company that may then have resold the electricity for delivery into California as part of an overstated electricity load in schedules submitted to the California Independent System Operator. During that period, our regulated operations made sales to the other electricity provider of approximately 8,000 megawatt-hours in the California intra-day market, which resulted in revenues to us of approximately $1.5 million. We cannot determine from our records what part of such sales was associated with over-schedules due to the volume of records and the relatively small amount of sales.

     To supplement the May 8, 2002 request, on May 21, 2002, the FERC ordered all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as “wash”, “round trip” or “sell/buyback” trading. On May 31, 2002, we reported to the FERC that we had not engaged in so-called “round trip” electricity trading as identified in the May 21, 2002 inquiry.

     On May 13, 2002, independently and not in direct response to any regulatory inquiry, we reported that PSCo had engaged in transactions in 1999 and 2000 with the trading arm of Reliant Resources, Inc. (“Reliant”) in which PSCo bought power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, PSCo normally received a small profit. PSCo made a total pretax profit of approximately $110,000 on these transactions. These transactions included one trade with Reliant in which PSCo simultaneously bought and sold power at the same price without realizing any profit. In this transaction, PSCo agreed to buy from Reliant 15,000 megawatts per hour, during the off-peak hours of the months of November and December 1999. Collectively, these sales with Reliant consisted of approximately 10 million megawatt hours in 1999 and 1.8 million megawatt hours in 2000 and represented approximately 55 percent of our trading volumes for 1999 and approximately 15 percent of our trading volumes for

2000.     The purpose of the non-profit transaction was in expectation of entering into additional future for-profit transactions, such as the ones described above. PSCo engaged in these transactions with Reliant for the proper commercial objective of making a profit. PSCo did not enter into these transactions to inflate volumes or revenues and, at the time the transactions occurred, the transactions were reported net in PSCo’s financial statements.

     We have also received a subpoena from the SEC for documents concerning “round trip trades,” as identified in the subpoena, in electricity and natural gas with Reliant for the period from January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name us as a subject of the investigation. Based upon accounts in the public press, we believe that similar subpoenas in the same investigation have been served on other industry participants. We are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

     If it were to be determined that we acted improperly in connection with these trading activities, we could be subject to a range of potential sanctions, including civil penalties and loss of market-based trading authority.

     In addition, a number of actions have been filed in state and federal courts relating to power sales in California and other Western markets from May 2000 through June 2001. Although we and PSCo have not been named in the California litigation, it is possible that we could be brought into the pending litigation, or named in future proceedings. There are also actions pending at FERC regarding these and similar issues. We cannot assure you that we will not have to pay refunds or other damages as a result of these proceedings. Any such refunds or damages could have an adverse effect on our financial condition and results of operations.

     Pursuant to a formal order of investigation, on June 17, 2002 the Commodity Futures Trading Commission (the “CFTC”) issued broad subpoenas to us on behalf of our affiliates, including NRG, calling for production, among other things, of “all documents related to natural gas and electricity trading.” Since that time, we have produced documents and other materials in response to numerous more specific requests under the June 17, 2002 subpoenas. Certain of these requests and our responses have concerned so-called “round-trip trades.” By a subpoena dated January 29, 2003 and related letter requests, the CFTC has requested that we produce all documents related to all data submittals and documents provided to energy industry publications. Also beginning on January 29, 2003, the CFTC has sought testimony from twenty current and former employees and executives, and may seek additional testimony from other employees and executives, concerning the reporting of energy transactions to industry publications. We have produced documents and other materials in response to the January 29, 2003 subpoena, including documents identifying instances where e prime reported natural gas transactions to an industry publication in a manner inconsistent with the publication’s instructions.

     As a result of our own ongoing investigation of this matter, representatives of Xcel Energy met on June 12, 2003 with representatives of the CFTC and the Office of the United States Attorney for the District of Colorado. We have determined that e prime employees reported inaccurate trading information to an industry publication and may have reported inaccurate transaction information to other industry publications. e prime ceased reporting to publications in 2002. We continue to cooperate in the government’s investigation, but cannot predict its outcome.

     A number of energy companies have stated in documents filed with the FERC that employees reported fictitious natural gas transactions to industry publications. Two companies have agreed to pay $5 million and $20 million, respectively, to the CFTC to settle alleged violations related to the reporting of fictitious transactions. These and other energy companies are also subject to a recent order by the FERC placing requirements on natural gas marketers related to reporting. In addition, one individual trader from each of the companies that was fined has been charged in criminal indictments with reporting fictitious transactions.

     We believe none of e prime’s reporting to industry publications had any effect on the financial accounting treatment of any transaction reported in our books and records. We are unable to determine if any reporting of inaccurate trade information to industry publications affected price indices. To date, the investigation indicates that there are no similar issues with respect to electricity trading reporting.

     We are continuing to investigate this matter and e prime has terminated or accepted resignations from four employees in Denver and has suspended several other employees pending completion of the investigation.

We received a Notice of Violation from the United States Environmental Protection Agency (the “EPA”) alleging violations of the New Source Review requirements of the Clean Air Act at two of our stations in Colorado and we continue to respond to information requests related to several of our plants in Minnesota. The ultimate financial impact to us is uncertain at this time.

     On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act’s New Source Review (“NSR”) requirements related to alleged modifications of electric generating stations located in the South and Midwest. Subsequently, the EPA also issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including us, seeking to determine whether these utilities engaged in activities that may have been in violation of the NSR requirements. In 2001, we responded to the EPA’s initial information requests related to our plants in Colorado.

     On July 1, 2002, we received a Notice of Violation (“NOV”) from the EPA alleging violations of the NSR requirements at PSCo’s Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s were non-routine “major modifications” and should have required a permit under the NSR process. We believe we acted in full compliance with the Clean Air Act and NSR process. We believe that the projects identified in the NOV fit within the routine maintenance, repair and replacement exemption contained within the NSR regulations or are otherwise not subject to the NSR requirements. We also believe that the projects would be expressly authorized under the EPA’s NSR policy announced by the EPA administrator on June 22, 2002 and proposed in the Federal Register on December 31, 2002. We disagree with the assertions contained in the NOV and intend to vigorously defend our position. As required by the Clean Air Act, the EPA met with us in a conference in September 2002 to discuss the NOV.

     If the EPA is successful in any subsequent litigation regarding the issues set forth in the NOV or any matter arising as a result of its information requests, it could require PSCo to install additional emission control equipment at the facilities and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation, commencing from the date the violation began. The ultimate financial impact to us is not determinable at this time.

     The EPA also issued requests for information pursuant to the Clean Air Act to our subsidiary NSP-Minnesota. In 2001, NSP-Minnesota responded to the EPA’s initial information requests related to its plants in Minnesota. On May 22, 2002, the EPA issued a follow-up information request to NSP-Minnesota seeking additional information regarding NSR compliance at its plants in Minnesota. NSP-Minnesota has completed its response to the follow-up information request. NSP-Minnesota believes that it acted in full compliance with the Clean Air Act and the NSR requirements. However, if the EPA disagrees and NSP-Minnesota is unsuccessful in resolving any issues, it may be required to install additional emission control equipment at the facilities at significant cost and pay civil penalties, which could have a material adverse effect on our financial condition and results of operations.

Our subsidiary, PSCo, has received a notice from the Internal Revenue Service (the “IRS”) proposing to disallow certain interest expense deductions that PSCo claimed in 1993 through 1997. Should the IRS ultimately prevail on this issue, our liquidity position and financial results could be materially adversely affected.

     One of PSCo’s wholly owned subsidiaries, PSR Investments, Inc. (“PSRI”), owns and manages, among other things, life insurance policies on some of PSCo’s employees known as corporate-owned life insurance (“COLI”) policies. At various times, PSCo made borrowings against the cash values of these COLI policies and deducted the interest expense on these borrowings. The IRS issued a Notice of Proposed Adjustment to PSCo proposing to disallow interest expense deductions PSCo had taken in tax years 1993 through 1997 related to COLI policy loans. In late 2001, PSCo received a technical advice memorandum from the IRS National Office that communicated a position adverse to PSRI. Consequently, we expect the IRS to continue disallowing the interest deductions and seeking to impose an interest charge on the resulting underpayment of taxes for the tax years 1993 through 1997.

     We intend to challenge the IRS determination, which could require several years to reach final resolution. Because management continues to believe it will successfully resolve this matter without a material adverse impact on our results of operations, PSRI has not recorded any provision for income tax or interest expense related to this matter and continued to take deductions for interest expense related to policy loans on income tax returns for subsequent years. However, defense of our position may require significant cash outlays on a temporary basis if refund litigation is pursued in United States District Court.

     The total disallowance of interest expense deductions for the period of 1993 through 1997 is approximately $175 million. Additional interest expense deductions for the period 1998 through 2002 are estimated to total approximately $317 million. Should the IRS ultimately prevail on this issue, tax and interest payable through December 31, 2002 would reduce earnings by an estimated $214 million (after tax). Because we are continuing to claim deductions for interest expenses related to these COLI policy loans, the tax and interest ultimately owed by us, should the IRS and state tax agencies ultimately prevail, will continue to increase over time.

     Should the IRS ultimately prevail on the COLI loan policy issue, our liquidity position and financial results could be materially adversely affected.

Increased competition resulting from restructuring efforts could have a significant financial impact on us and our utility subsidiaries and consequently decrease our revenue.

     Retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins and/or increased costs of capital. The restructuring may have a significant impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. We believe that the prices our utility subsidiaries charge for electricity and gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market.

     For additional information regarding the regulatory environment in which we operate and certain other matters regarding our business discussed above, see Notes 1, 15, 18, 19 and 20 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002 and Notes 6 and 7 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

Risks Related to the Notes

The notes are effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries and would have a claim that is junior with respect to the assets securing any secured debt issued by us.

     As a stockholder, rather than a creditor of our subsidiaries, our right and the rights of our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of that subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

     As of May 31, 2003, our subsidiaries had outstanding indebtedness and other liabilities of approximately $11.3 billion. This amount does not include indebtedness and other liabilities of NRG, which was deconsolidated on our financial statements following its bankruptcy filing. Some of these liabilities are secured by the assets of these subsidiaries. We and our subsidiaries may incur additional debt. The indenture governing the notes does not contain any restriction on us or our subsidiaries incurring additional debt, including secured debt which would have a prior claim on the assets securing the debt. We would need to obtain certain federal and state regulatory approvals in order to issue secured debt at the holding company level.

Your ability to sell your notes is restricted and we cannot assure you that an active trading market will develop for the notes.

     The notes have not been registered under the Securities Act or any state or foreign securities laws and, until so registered, the notes may be transferred and resold only in transactions exempt from the Securities Act and applicable state securities laws. In addition, there is no existing trading market for the notes. We do not intend to apply for listing or quotation of the notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we give you any assurances regarding the ability of holders of notes to sell their notes or the price at which the notes might be sold. Although the initial purchasers have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the notes could be adversely affected.

     We intend to file a registration statement with the SEC to register notes to be exchanged for the notes offered hereby, or in the alternative, to register the resale of the notes offered hereby. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. This could delay the commencement of a trading market for the notes.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements and the related notes. The consolidated financial data as of March 31, 2003 and 2002 have been derived from our unaudited consolidated financial statements. The information set forth below should be read together with “Management’s Discussion and Analysis,” our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, which we incorporate by reference in this offering memorandum. See “Where You Can Find More Information.” The historical financial information may not be indicative of our future performance.

	Three months ended
	March 31		Year Ended December 31,

	2003	2002	2002(1)	2001	2000	1999	1998

			(Millions of Dollars, except per share data)
Consolidated Statement of Operations Data:
Operating revenue (2)	$2,720	$2,371	$9,524	$11,333	$9,223	$6,883	$6,606
Operating expense (2)	2,413	2,072	10,957	9,475	7,744	5,679	5,412

Operating income (loss)	307	299	(1,433)	1,858	1,479	1,204	1,194
Interest income and other nonoperating income — net of other expenses	14	21	44	46	16	3	49
Interest charges and financing costs	295	198	918	766	653	453	383
Income taxes (benefits)	98	33	(628)	331	299	180	240
Minority interest (income) expense	—	(5)	(17)	68	30	3	—

(Loss) income from continuing operations before extraordinary items	(72)	94	(1,661)	738	514	571	620
(Loss) income from discontinued operations, net of tax	212	9	(557)	47	32	—	4
Extraordinary items, net of tax	—	—	—	10	(19)	—	—

Net (loss) income	140	103	(2,218)	795	527	571	624
Dividends on preferred stock	1	1	4	4	4	5	5

(Loss) earnings available for common shareholders	$139	$102	$(2,222)	$791	$523	$566	$619

Earnings per share — diluted:
(Loss) income from continuing operations before extraordinary items	$(0.18)	$0.26	$(4.36)	$2.13	$1.51	$1.70	$1.91
Discontinued Operations	0.53	0.03	(1.46)	0.14	0.09	—	—
Extraordinary items	—	—	—	0.03	(0.06)	—	—

Total	$0.35	$0.29	$(5.82)	$2.30	$1.54	$1.70	$1.91

(1)	Results for 2002 include two significant items which are described further in our Form 10-K for the year ended December 31, 2002: (a) impairment charges and disposal losses (excluding discontinued operations) related to NRG’s long-lived assets and equity investments, which increased operating expenses and reduced operating income for the year ended December 31, 2002 by $2.7 billion; reduced net income and earnings available for common shareholders for the year ended December 31, 2002 by $2.6 billion; and reduced earnings per share for the year ended December 31, 2002 by $6.80; and (b) income tax benefits related to our investment in NRG which increased income from continuing operations and net income for the year ended December 31, 2002 by $706 million, and increased earnings per share from continuing operations and total earnings per share for the year ended December 31, 2002 by $1.85.

(2)	Operating revenues and expenses for 1998 through 2001 include reclassifications to conform to the 2002 presentation. These reclassifications related to reporting of electric and natural gas trading revenues and costs on a net basis, and to presenting the results of discontinued operations separately. These reclassifications had no effect on net income or earnings per share.

	March 31,	December 31,

	2003	2002	2001

	(Millions of Dollars)
Consolidated Balance Sheet Data:
Current assets	$4,065	$3,737	$3,330
Property, plant and equipment, at cost	19,193	18,816	19,781
Other assets	4,513	4,705	5,642

Total assets	$27,772	$27,258	$28,754

Current portion of long-term debt (1)	7,590	7,756	393
Short-term debt	1,438	1,542	2,225
Other current liabilities	2,822	3,051	2,851

Total current liabilities	11,850	12,349	5,469
Deferred credits and other liabilities	3,916	3,060	4,321
Minority interest	36	35	615
Long-term debt (1)(2)	6,607	6,550	11,556
Mandatorily redeemable preferred securities of subsidiary trusts (3)	494	494	494
Preferred stockholders’ equity	105	105	105
Common stockholders’ equity	4,764	4,665	6,195

Total liabilities and equity	$27,772	$27,258	$28,754

(1)	Based on the defaults under certain NRG debt agreements, and NRG’s lenders having the ability to call such debt within twelve months of December 31, 2002, the majority of NRG’s long-term debt has been reclassified to current as of that date.

(2)	On May 30, 2003, PSCo announced that it would redeem $144,840,000 of its 83/4% First Mortgage Bonds due 2022 on June 30, 2003.

(3)	On May 29, 2003, PSCo announced that it would redeem $194 million of its mandatory redeemable preferred securities of subsidiary trusts on June 30, 2003.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

     As discussed in Xcel Energy’s Xcel Energy’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, NRG voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2003. As part of this action, the tentative settlement agreement reached in March 2003 among Xcel Energy, NRG and NRG’s creditors (the “Settlement”) was filed with the Bankruptcy Court for its consideration as a resolution of NRG’s financial difficulties. If the court approves the terms of the Settlement, upon emergence from bankruptcy Xcel Energy will divest its ownership interests in NRG. This divestiture will result in NRG ultimately being reported as a discontinued operation of Xcel Energy. However, pending the outcome of the bankruptcy proceeding, Xcel Energy will remain 100 percent owner of NRG but will not have sufficient control to continue consolidating NRG. During the period between NRG’s filing for bankruptcy and its actual divestiture by Xcel Energy, Xcel Energy will report NRG as an equity investment under generally accepted accounting principles. Because such accounting requirements do not allow equity accounting until the period that includes the bankruptcy filing, Xcel Energy is providing investors with pro forma information for historical periods presenting NRG under the equity method of accounting.

     The following summary of unaudited pro forma financial information for Xcel Energy gives effect to the change of accounting for NRG from consolidated financial reporting to the equity method of accounting. Under the equity method, NRG is not consolidated in Xcel Energy’s financial statements but instead is reported as a single investment-related item (NRG Losses In Excess of Investment) on the Balance Sheet, and a single item (Equity in Losses of NRG) on the Statements of Operations. Because Xcel Energy’s cumulative equity in NRG’s losses to date exceeds the cumulative investments made in NRG, the investment-related balance sheet item is not an asset but is reported as a current liability.

     The following pro forma Balance Sheets and Statements of Operations are treated as if Xcel Energy had never consolidated NRG for financial reporting purposes. This unaudited pro forma summarized financial information should be read in conjunction with the historical financial statements and related notes of Xcel Energy, which are included in the Annual Report on Form 10-K for the year ended December 31, 2002, and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003. The unaudited pro forma Balance Sheet information at March 31, 2003 and December 31, 2002 assumes that NRG had been deconsolidated (that is, the equity method had been applied) on those dates. The unaudited pro forma Statement of Operations information for the quarter ended March 31, 2003, and the year ended December 31, 2002, assumes that NRG had been deconsolidated on January 1, 2002, the beginning of the earliest period presented.

     These summarized pro forma amounts do not include any of the future financial impacts that may occur from NRG’s filing for bankruptcy, or from implementing the Settlement. Also, the unaudited summarized pro forma financial information does not necessarily indicate what Xcel Energy’s financial position or operating results would have been if NRG had filed for bankruptcy (or had been divested) in the periods presented, and does not necessarily indicate future operating results of Xcel Energy (with or without NRG).

     The following selected pro forma consolidated financial data as of and for the year ended December 31, 2002 have been derived from our audited consolidated financial statements and the related notes. The following selected pro forma consolidated financial data as of and for the three months ended March 31, 2003 have been derived from our unaudited interim consolidated financial statements and the related notes. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2002, and our pro forma financial information and related notes, and other financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003. See “Unaudited Consolidated Pro Forma Financial Information” included in this offering memorandum for additional information on the pro forma adjustments made, and a reconciliation of historical financial data to pro forma amounts. The pro forma financial information may not be indicative of our future performance.

	Three Months	Year Ended
	Ended	December 31,
	March 31, 2003(1)	2002(1)

	(Millions of Dollars, except per share data)
Consolidated Statement of Operations Data:
Operating revenue	$2,141	$7,243
Operating expense	1,834	6,087

Operating income	$307	$1,156

Interest income and other nonoperating income — net of other expenses	4	40
Equity in losses of NRG	(13)	(3,464)
Interest charges and financing costs	115	424
Income taxes (benefits)	63	(462)
Minority interest (income) expense	—	(12)

Income (loss) from continuing operations	119	(2,218)
Dividends on preferred stock	1	4
Income (Loss) from continuing operations available for common shareholders	$118	$(2,222)

Earnings (Loss) per share from continuing operations — basic and diluted	$0.30	$(5.82)

(1)	Individual revenue and expense items exclude the results of NRG (a loss of $13 million, $26 million and $3.5 billion for the three months ended March 31, 2003 and 2002 and the year ended December 31, 2002, respectively), which are reported under the equity method as a single loss item, Equity in Losses of NRG.

		December 31,
	March 31, 2003(2)	2002(2)

	(Millions of Dollars)
Consolidated Balance Sheet Data:
Current assets	$2,671	$2,286
Net Property, plant and equipment, at cost	12,598	11,973
Other assets	2,261	2,089

Total assets	$17,530	$16,348

Current portion of long-term debt	596	563
Short-term debt	407	512
NRG losses in excess of investment	691	634
Other current liabilities	1,591	1,513

Total current liabilities	3,285	3,222
Deferred credits and other liabilities	3,452	2,499
Long-term debt	5,424	5,358
Minority interest	6	5
Mandatorily redeemable preferred securities of subsidiary trust	494	494
Preferred stockholders’ equity	105	105
Common stockholders’ equity	4,765	4,665

Total liabilities and equity	$17,530	$16,348

(2)	Individual asset and liability amounts exclude NRG amounts, which are reported under the equity method as a single current liability item, NRG Losses in Excess of Investment.

APPENDIX A

UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

ACCOUNTING FOR NRG ON THE EQUITY METHOD

Background

As discussed in Xcel Energy’s Quarterly Report on Form 10-Q for March 31, 2003, NRG voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2003. As part of this action, the tentative settlement agreement reached in March 2003 among Xcel Energy, NRG and NRG’s creditors (“the Settlement”) was filed with the Bankruptcy Court for its consideration as a resolution of NRG’s financial difficulties. If the court approves the terms of the Settlement, upon emergence from bankruptcy Xcel Energy will divest its ownership interests in NRG. This divestiture will result in NRG ultimately being reported as a discontinued operation of Xcel Energy. However, pending the outcome of the bankruptcy proceeding, Xcel Energy will remain 100 percent owner of NRG but will not have sufficient control to continue consolidating NRG. During the period between NRG’s filing for bankruptcy and its actual divestiture by Xcel Energy, Xcel Energy will report NRG as an equity investment under generally accepted accounting principles. Because such accounting requirements do not allow equity accounting until the period that includes the bankruptcy filing, Xcel Energy is providing investors with pro forma information for historical periods presenting NRG under the equity method of accounting.

Pro Forma Information

The following summary of unaudited pro forma financial information for Xcel Energy gives effect to the change of accounting for NRG from consolidated financial reporting to the equity method of accounting. Under the equity method, NRG is not consolidated in Xcel Energy’s financial statements but instead is reported as a single investment-related item (NRG Losses In Excess of Investment) on the Balance Sheet, and a single item (Equity in Losses of NRG) on the Statements of Operations. Because Xcel Energy’s cumulative equity in NRG’s losses to date exceeds the cumulative investments made in NRG, the investment-related balance sheet item is not an asset but is reported as a current liability.

The following pro forma Balance Sheet and Statements of Operations are treated as if Xcel Energy had never consolidated NRG for financial reporting purposes. This unaudited pro forma summarized financial information should be read in conjunction with the historical financial statements and related notes of Xcel Energy, which are included in the 2002 Annual Report on Form 10-K, and the March 31, 2003 Quarterly Report on Form 10-Q. The unaudited pro forma Balance Sheet information at March 31, 2003 assumes that NRG had been deconsolidated (that is, the equity method had been applied) on that date. The unaudited pro forma Statement of Operations information for the quarters ended March 31, 2002 and 2003, and the year ended Dec. 31, 2002, assumes that NRG had been deconsolidated on Jan. 1, 2002, the beginning of the earliest period presented.

These summarized pro forma amounts do not include any of the future financial impacts that may occur from NRG’s filing for bankruptcy, or from implementing the Settlement. Also, the unaudited summarized pro forma financial information does not necessarily indicate what Xcel Energy’s financial position or operating results would have been if NRG had filed for bankruptcy (or had been divested) in the periods presented, and does not necessarily indicate future operating results of Xcel Energy (with or without NRG).

XCEL ENERGY INC. AND SUBSIDIARIES
Pro Forma Consolidated Statement Of Operations
(Thousands of Dollars, Except Per Share Data)

	Pro Forma Adjustments for NRG

				Pro Forma
	As Reported	Apply Equity	Adjust	Adjusted
	3/31/2003 (a)	Accounting (b)	Eliminations	3/31/2003

Operating Revenues:
Electric Utility	$1,368,970			$1,368,970
Natural Gas Utility	666,129			666,129
Electric and Natural Gas Trading	3,574			3,574
Nonregulated and Other	641,549	(533,640)		107,909
Equity Earnings from Investments in Affiliates (f)	40,130	(45,629)		(5,499)

Total Operating Revenues	2,720,352	(579,269)	—	2,141,083
Operating Expenses:
Electric Fuel and Purchased Power — Utility	592,690			592,690
Cost of Natural Gas Sold and Transported — Utility	479,951			479,951
Cost of Sales — Nonregulated and Other	362,212	(284,606)		77,606
Other Operating and Maintenance Expenses — Utility	381,627			381,627
Other Operating and Maintenance Expenses — Nonregulated	187,450	(161,904)		25,546
Depreciation and Amortization	263,473	(69,584)		193,889
Taxes (Other Than Income Taxes)	81,584	—		81,584
Writedowns and Disposal Losses from Equity Investments	16,591	(16,591)		—
Special Charges	47,200	(45,759)		1,441

Total Operating Expenses	2,412,778	(578,444)	—	1,834,334

Operating Income	307,574	(825)	—	306,749
Interest Income	10,448	(4,794)		5,654
Other Nonoperating Income	10,154	(6,965)		3,189
Nonoperating Expense	(7,217)	2,334		(4,883)
Equity in Losses of NRG (f)	—	(12,632)		(12,632)
Interest Charges and Financing Costs:
Interest Charges — net of amounts capitalized	285,259	(179,544)		105,715
Distributions on Redeemable Preferred Securities of Subsidiary Trusts	9,586			9,586

Total Interest Charges and Financing Costs	294,845	(179,544)	—	115,301

Income from Continuing Operations Before Income Taxes, And Minority Interest	26,114	156,662	—	182,776
Income Taxes	98,089	(34,573)		63,516
Minority Interest — expense (income) (e)	194	53		247

Income (Loss) from Continuing Operations (d)	(72,169)	191,182	—	119,013

Earnings per share — basic and diluted:
Income (loss) from continuing operations (d)	$(0.18)	$0.48	$—	$0.30

See accompanying Notes to Pro Forma Financial Information.

XCEL ENERGY INC. AND SUBSIDIARIES
Pro-forma Consolidated Statement Of Operations
(Thousands of Dollars, Except Per Share Data)

	Pro-forma Adjustments for NRG

				Pro-forma
	As Reported	Apply Equity	Adjust	Adjusted
	12/31/2002 (a)	Accounting (b)	Eliminations	12/31/2002

Operating Revenues:
Electric Utility	$5,435,377			$5,435,377
Natural Gas Utility	1,397,800			1,397,800
Electric and Natural Gas Trading	8,485			8,485
Nonregulated and Other	2,611,149	(2,212,153)		398,996
Equity Earnings from Investments in Affiliates (f)	71,561	(68,996)		2,565

Total Operating Revenues	9,524,372	(2,281,149)	—	7,243,223
Operating Expenses:
Electric Fuel and Purchased Power — Utility	2,199,099			2,199,099
Cost of Natural Gas Sold and Transported — Utility	851,987			851,987
Cost of Sales — Nonregulated and Other	1,361,466	(1,094,795)		266,671
Other Operating and Maintenance Expenses – Utility	1,501,602			1,501,602
Other Operating and Maintenance Expenses — Nonregulated	787,968	(665,886)		122,082
Depreciation and Amortization	1,037,429	(256,199)		781,230
Taxes (Other Than Income Taxes)	318,641			318,641
Write-downs and Disposal Losses from Equity Investments	207,290	(196,192)		11,098
Special Charges	2,691,223	(2,656,093)		35,130

Total Operating Expenses	10,956,705	(4,869,165)	—	6,087,540

Operating Income (Loss)	(1,432,333)	2,588,016	—	1,155,683
Interest Income	45,863	(16,322)		29,541
Other Nonoperating Income	28,167	2,145		30,312
Nonoperating Expense	(30,043)	10,007		(20,036)
Equity in Losses of NRG (f)	—	(3,464,282)		(3,464,282)
Interest Charges and Financing Costs:
Interest Charges — net of amounts capitalized	879,736	(493,956)		385,780
Distributions on Redeemable Preferred Securities of Subsidiary Trusts	38,344			38,344

Total Interest Charges and Financing Costs	918,080	(493,956)	—	424,124

Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest	(2,306,426)	(386,480)	—	(2,692,906)
Income Taxes (Benefit)	(627,985)	165,382		(462,603)
Minority Interest — expense (income)	(17,071)	4,759		(12,312)

Income (Loss) from Continuing Operations(d)	(1,661,370)	(556,621)	—	(2,217,991)
Earnings (loss) per share — basic and diluted:
Income (loss) from continuing operations(d)	$(4.36)	$(1.46)	$—	$(5.82)

See accompanying Notes to Pro-forma Financial Information.

XCEL ENERGY INC. AND SUBSIDIARIES
Pro Forma Consolidated Statement Of Operations
(Thousands of Dollars, Except Per Share Data)

	Pro Forma Adjustments for NRG

				Pro Forma
	As Reported	Apply Equity	Adjust	Adjusted
	3/31/2002 (a)	Accounting (b)	Eliminations	3/31/2002

Operating Revenues:
Electric Utility	$1,231,657			$1,231,657
Natural Gas Utility	563,911			563,911
Electric and Natural Gas Trading Margin	2,750			2,750
Nonregulated and Other	555,786	(468,099)		87,687
Equity Earnings from Investments in Affiliates (f)	16,480	(14,670)		1,810

Total Operating Revenues	2,370,584	(482,769)	—	1,887,815
Operating Expenses:
Electric Fuel and Purchased Power — Utility	488,114			488,114
Cost of Natural Gas Sold and Transported — Utility	375,615			375,615
Cost of Sales — Nonregulated and Other	277,063	(219,928)		57,135
Other Operating and Maintenance Expenses — Utility	391,491			391,491
Other Operating and Maintenance Expenses — Nonregulated	194,322	(169,422)		24,900
Depreciation and Amortization	247,993	(54,060)		193,933
Taxes (Other Than Income Taxes)	82,897			82,897
Special Charges	14,113			14,113

Total Operating Expenses	2,071,608	(443,410)	—	1,628,198

Operating Income	298,976	(39,359)	—	259,617
Interest Income	17,975	(7,583)		10,392
Other Nonoperating Income	9,442	(2,679)		6,763
Other Nonoperating Expense	(6,072)	—		(6,072)
Equity in Losses of NRG (f)	—	(26,463)		(26,463)
Interest Charges and Financing Costs:
Interest Charges — net of amounts capitalized	188,605	(113,358)		75,247
Distributions on Redeemable Preferred Securities of Subsidiary Trusts	9,700			9,700

Total Interest Charges and Financing Costs	198,305	(113,358)	—	84,947

Income from Continuing Operations Before Income Taxes and Minority Interest	122,016	37,274	—	159,290
Income Taxes	33,555	28,024		61,579
Minority Interest — expense (income)	(5,468)	(325)		(5,793)

Income from Continuing Operations(d)	93,929	9,575	—	103,504
Earnings per share — basic and diluted:
Income from continuing operations(d)	$0.26	$0.03	$—	$0.29

See accompanying Notes to Pro Forma Financial Information.

XCEL ENERGY INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheet
(Thousands of Dollars, Except Per Share Data)

	Pro Forma Adjustments for NRG

				Pro Forma
	As Reported	Apply Equity	Adjust	Adjusted
	3/31/2003 (a)	Accounting (b)	Eliminations (c)	3/31/2003

ASSETS
Current Assets:
Cash and cash equivalents	$1,035,299	$(333,092)		$702,207
Restricted cash	295,181	(272,181)		23,000
Accounts receivable — net of allowance	1,249,706	(362,497)	52,291	939,500
Accrued unbilled revenues	322,316			322,316
Materials and supplies inventories — at average cost	318,151	(235,260)		82,891
Fuel inventory — at average cost	166,782			166,782
Natural gas inventories	66,588			66,588
Recoverable purchased natural gas and electric energy costs	161,252			161,252
Derivative instruments valuation — at market	59,324	(21,890)		37,434
Prepayments and other	373,534	(204,460)		169,074
Current assets held for sale (d)	17,178	(17,178)		—

Total Current Assets	4,065,311	(1,446,558)	52,291	2,671,044

Property, Plant and Equipment, at cost:
Electric utility plant	16,731,387			16,731,387
Nonregulated property and other	8,456,847	(6,869,893)		1,586,954
Natural gas utility plant	2,432,808			2,432,808
Construction work in progress	1,387,721	(420,682)		967,039

Total Property, Plant and Equipment	29,008,763	(7,290,575)	—	21,718,188
Less accumulated depreciation	(9,901,032)	695,155		(9,205,877)
Nuclear fuel — net of accumulated Amortization	85,567			85,567

Net Property, Plant and Equipment	19,193,298	(6,595,420)	—	12,597,878

Other Assets:
Investments in unconsolidated affiliates (e)	1,036,647	(917,062)		119,585
Notes receivable, including amounts from affiliates	953,632	(951,611)		2,021
Nuclear decommissioning fund and other investments	699,145			699,145
Regulatory assets	734,528			734,528
Derivative instruments valuation — at market	82,120	(80,427)		1,693
Prepaid pension asset	491,793			491,793
Goodwill, net	34,561	(26,834)		7,727
Intangible assets, net	66,656	(48,729)		17,927
Other	360,930	(173,220)	(759)	186,951
Noncurrent assets held for sale (d)	53,257	(53,257)		—

Total Other Assets	4,513,269	(2,251,140)	(759)	2,261,370

TOTAL ASSETS	$27,771,878	$(10,293,118)	$51,532	$17,530,292

XCEL ENERGY INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheet
(Thousands of Dollars, Except Per Share Data)

	Pro Forma Adjustments for NRG

				Pro Forma
	As Reported	Apply Equity	Adjust	Adjusted
	3/31/2003 (a)	Accounting (b)	Eliminations (c)	3/31/2003

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$7,590,417	$(6,994,578)		$595,839
Short-term debt	1,437,721	(1,030,959)		406,762
Accounts payable	1,429,551	(614,828)	51,532	866,255
Taxes accrued	293,174	13,521		306,695
Dividends payable	1,060			1,060
Derivative instruments valuation — at market	46,455	(18,314)		28,141
Other	946,503	(557,045)		389,458
Current liabilities held for sale (d)	105,339	(105,339)		—
NRG losses in excess of investment (e)	—	691,129		691,129

Total Current Liabilities	11,850,220	(8,616,413)	51,532	3,285,339

Deferred Credits and Other Liabilities:
Deferred income taxes	1,365,093	(126,021)		1,239,072
Deferred investment tax credits	166,438			166,438
Regulatory liabilities	522,158			522,158
Derivative instruments valuation — at market	121,431	(106,746)		14,685
Benefit obligations and other	734,834	(208,256)		526,578
Asset retirement obligations	880,307	(4,370)		875,937
Minimum pension liability	106,897			106,897
Noncurrent liabilities held for sale (d)	18,381	(18,381)		—

Total Deferred Credits and Other Liabilities	3,915,539	(463,774)	—	3,451,765

Minority interest in subsidiaries	35,615	(29,815)		5,800
Commitments and contingencies
Capitalization:
Long-term debt	6,606,704	(1,183,116)		5,423,588
Mandatorily redeemable preferred securities of subsidiary trusts	494,000			494,000
Preferred stockholders’ equity	105,320			105,320
Common stockholders’ equity (g)	4,764,480			4,764,480

TOTAL LIABILITIES AND EQUITY	$27,771,878	$(10,293,118)	$51,532	$17,530,292

See accompanying Notes to Pro Forma Financial Information.

NOTES TO PRO FORMA FINANCIAL INFORMATION

The following notes provide additional information for the adjustments made to historical financial statements in determining the accompanying pro forma financial information.

(a)	“As Reported” amounts for year ended Dec. 31, 2002 were derived from the audited consolidated financial statements included in Xcel Energy’s 2002 Annual Report on Form 10-K. The “As Reported” amounts for the quarters ended March 31, 2003 and 2002 were derived from the unaudited consolidated financial statements included in Xcel Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(b)	Pro forma adjustments to “As Reported” amounts reflect (1) the elimination of NRG’s revenues and expenses (as to the Statement of Operations) and assets and liabilities (as to the Balance Sheet) from Xcel Energy’s consolidated financial statements; and (2) equity accounting adjustments to reflect NRG’s results of operations as a single income/expense item (Equity in Losses of NRG) and to reflect Xcel Energy’s net investment in NRG as a single investment-related item (NRG Losses in Excess of Investment). In addition to NRG’s amounts, application of the equity method has also resulted in the reclassification of the minority interest of NRG’s stockholders other than Xcel Energy (prior to June 2002) on both the Statement of Operations and the Balance Sheet to be presented as a component of Equity in Losses of NRG and NRG Losses in Excess of Investment, respectively.

(c)	Pro forma adjustments to “As Reported” Balance Sheet amounts also reflect the reinstatement of Xcel Energy’s intercompany balances with NRG, which were previously eliminated under the consolidated method of reporting NRG.

(d)	Pro forma adjustments referred to in (b) above include the elimination of NRG’s projects and operations that have been sold in 2002 or 2003, or were considered held for sale in those periods. Under the equity method of accounting being presented here on a pro forma basis, the operating results of these NRG projects/operations, and the related assets and liabilities, are no longer presented as Discontinued Operations and Assets and Liabilities Held-for-Sale, respectively. This reclassification has increased Income from Continuing Operations for the amounts previously reported as Discontinued Operations.

(e)	The pro forma adjustments to the Balance Sheet referred to in (b) above have adjusted Xcel Energy’s net investment in NRG, which would normally be an asset, to a net credit balance, which is presented on a pro forma basis as a current liability. This presentation assumes that the net liability will be eliminated upon the effectiveness of NRG’s plan of reorganization, and the disbursement of agreed-upon settlement payments to NRG’s creditors, as discussed further in Notes 4 and 5 to the financial statements. This negative investment can be reconciled to NRG’s stockholders’ equity as follows (in millions):

March 31, 2003

Stockholders’ Equity per NRG 10-Q	$(753)
Less: Xcel Energy Purchase Accounting Adjustments*	62
Less: Settlement Agreement Impacts**	—
Less: NRG’s Other Comprehensive Income***	—

Negative Investment in NRG — Liability	$691

*	These adjustments resulted from Xcel Energy’s purchase accounting for the acquisition of minority shares of NRG in June 2002, and are not reflected in NRG’s financial statements. Application of the equity method to Xcel Energy’s investment in NRG has resulted in the reclassification of this amount from nonregulated property, prepaid pension, and other noncurrent assets of an intermediate holding company of Xcel Energy to this NRG investment account, which reduces the negative balance.

**	Terms of the Settlement may require a portion of certain guarantee payments made by Xcel Energy on behalf of NRG to be reclassified from intercompany receivables to a capital contribution, or equity investment amount. These reclassifications are considered immaterial for pro-forma adjustment purposes.

***	Other Comprehensive Income, a component of NRG’s stockholder’s equity, included unrealized loss amounts of $139 million related to foreign currency translation and derivative financial instrument valuation at March 31, 2003. These amounts will eventually be reclassified on Xcel Energy’s financial statements from stockholders’ equity to the net investment in NRG at the time of NRG’s divestiture (see (g) below). However, divestiture is not assumed in pro-forma adjustments.

(f)	The pro forma adjustments to the Statement of Operations referred to in (b) above have adjusted Xcel Energy’s pro forma Equity In Earnings of Affiliates (now including NRG) to a net debit balance due to losses incurred by NRG. For pro forma presentation purposes, we have not reported the equity in NRG losses as negative revenue, but instead have presented them as a nonoperating expense item.

(g)	No pro-forma adjustments are required to stockholders’ equity amounts in the Balance Sheet. NRG’s common stock and paid-in capital amounts are not reflected in Xcel Energy’s consolidated stockholder’s equity and therefore do not require adjustment. Also, Xcel Energy’s cumulative equity in NRG’s losses, even after the pro-forma change in accounting for NRG to the equity method, will still be reported as a component of Xcel Energy’s retained earnings and should not be adjusted. The Other Comprehensive Income balance in NRG’s stockholder’s equity reflects unrealized losses related to NRG’s foreign currency translation and derivative financial instruments. Under the equity method, these amounts will ultimately be reclassified from stockholders’ equity to a component of the investment in NRG, but not until divestiture actually occurs. Divestiture is not assumed in pro-forma adjustments.